Exhibit 10(o)(vi)

                                             Approved by Board February 27, 2009
                                                 Subject to Stockholder Approval

Excerpt from Corporate Governance Guidelines describing director compensation

Directors who are not employees of the Company are compensated for their services by fees in cash and stock. All directors are reimbursed for expenses incurred in connection with such services. In addition, the Company provides travel and liability insurance to all directors.

Currently, directors' fees are as follows:

Annual Retainer:

Directors receive a $95,000 annual retainer. $50,000 of the annual retainer is received in shares of Class A Common Stock of the Company pursuant to the Directors' Annual Retainer Plan approved by the Board in February 2009. The Plan is subject to stockholder approval. The Company expects to seek stockholder approval at the 2009 Annual Meeting.

Share Ownership Guidelines:

The Board has adopted share ownership guidelines for the Chief Executive Officer and the Board. Under these guidelines, directors are generally expected to retain ownership of shares of Common Stock awarded or acquired until an ownership equal to three (3) times the annual cash and stock retainer is attained. A director who has attained this level may elect to receive in cash all or a portion of a retainer payment otherwise payable in shares of Common Stock.

Meeting Fees:

In lieu of meeting fees, each director who is not a member of the Audit Committee receives an additional annual retainer of $25,000, all of which is payable in shares of Class A common stock. In lieu of meeting fees, each director who is a member of the Audit Committee also receives an additional annual retainer of $25,000, all of which is payable in shares of Class A common stock, plus an additional annual cash retainer of $5,000. The share portion of this additional retainer is issued pursuant to the Directors' Annual Retainer Plan.

Directors receive cash fees of $1,500 for each special meeting of the Board and $1,000 for each special meeting of a committee that they attend in person or by telephone. Directors receive $750 for their participation in each special meeting of the Board or a committee that is designated as a telephone meeting. The special meeting fees received by a director for any one day may not exceed $2,500.

Other Fees:

The Chairman of each standing committee, other than the Audit Committee, receives an annual fee of $5,000 for such service. The Chairman of the Audit Committee receives an annual fee of $10,000 for such service. The Chairman of the Board receives an annual fee of $50,000 for such service. The Vice Chairman of the Board receives an annual fee of 25,000 for such service. Directors receive $1,500 for each day that they are engaged in Company business (other than attendance at Board or committee meetings) at the request of the Chairman of the Board or the Chief Executive Officer.